Exhibit 10.1

FIRST AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”), is made and entered into as of August 21, 2020 (the “Effective Date”), by and among Galaxy Gaming, Inc., a Nevada corporation (“Purchaser”), Boston Nominees Limited (“Legal Owner”), the legal owner of the membership interests of Progressive Games Partners LLC, an Isle of Man limited liability company (the “Company”), and each beneficial holder of the membership interests of the Company (each, a “Seller” and collectively, the “Sellers”). The Sellers are listed on the signature page to this Amendment.

WHEREAS, the parties entered into a certain Membership Interest Purchase Agreement effective as of February 25, 2020 (the “Purchase Agreement”).  Capitalized terms used herein but not defined have the meanings given to them in the Purchase Agreement; and

WHEREAS, pursuant to the Purchase Agreement, the parties agreed that Purchaser shall, prior to Closing, determine in its sole discretion the allocation of Purchase Price as to cash and the allocation of Purchase Price as to stock;

WHEREAS, the parties now desire to amend the Purchase Agreement to, among other things, set forth the agreements and understandings among the parties regarding the allocation of Purchase Price as to cash and the allocation of Purchase Price as to stock, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.          The following defintions in Section 1.1 of the Purchase Agreement are hereby deleted in their entirety and in their stead replaced with the following:

“Cash Component” means an amount equal to $6,425,000.

“Cash Holdback” means an amount equal to $1,455,000, comprised of the Closing Cash Escrow Payment and the Earnest Money Deposit.

“Cash Percentage” means 51.71%, which represents the percentage that the Cash Component makes up of the Purchase Price.

“Closing Cash Escrow Payment” means an amount equal to $1,205,000, which amount represents the Cash Holdback less the Earnest Money Deposit.

“Stock Component” means 3,141,361 shares of Galaxy Common Stock, which have an aggregate value equal to the Purchase Price less the Cash Component (using the Applicable Stock Price) ($6,000,000).

“Stock Holdback” means the entire Stock Component.

“Stock Percentage” means 48.29%, which represents the percentage that the Stock Component makes up of the Purchase Price.

“Total Holdback Amount” means an amount equal to $7,455,000, comprised of the Stock Holdback and the Cash Holdback.

2.            Section 2.3.2 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

2.3.2       At the Closing, Purchaser shall pay the Purchase Price in the following manner:

2.3.2.1 Purchaser shall hold and reserve (and not issue in the name of Sellers) the Stock Holdback on its stock ledger pursuant to Section 2.6.1.

2.3.2.2 The parties shall cause the Deposit Agent to continue to hold the Earnest Money Deposit ($250,000.00).

2.3.2.3 Purchaser shall deliver and deposit with the Deposit Agent an amount of cash equal to Closing Cash Escrow Payment ($1,205,000).

2.3.2.4 Purchaser shall deliver to the Sellers in accordance with each Seller’s Pro Rata Share, or among the Sellers as the Sellers shall collectively direct Purchaser in writing signed by each of the Sellers, by wire transfer of immediately available funds to the bank accounts of the Sellers set forth in a written letter of direction executed by each Seller and delivered to Purchaser at least 5 days prior to Closing, an amount of cash equal to the Cash Component less the Cash Holdback.

3.          Sections 2.6.2.1 to 2.6.2.4 inclusive of the Purchase Agreement are hereby deleted in their entirety and replaced with the following:

2.6.2.1 Immediately following the twelve (12) month anniversary of the Closing Date, the parties shall cause the Deposit Agent to release to the Sellers, in accordance with each Seller’s Pro Rata Share, or among the Sellers as the Sellers shall collectively direct Purchaser in writing signed by each of the Sellers, any remaining portion of the Cash Holdback in excess of the product obtained by multiplying (a) the sum of the amount of the Customer Loss Indemnity Cap plus the amount of any Unresolved Claims, by (b) the Cash Percentage.

2.6.2.2 Immediately following the twelve (12) month anniversary of the Closing Date, the parties shall cause the Stock Escrow Agent to release to the Sellers, in accordance with each Seller’s Pro Rata Share, or among the Sellers as the Sellers shall collectively direct Purchaser in writing signed by each of the Sellers, any remaining portion of the Stock Holdback in excess of the product obtained by multiplying (a) the sum of the amount of the Customer Loss Indemnity Cap plus the amount of any Unresolved Claims, by (b) the Stock Percentage.

2.6.2.3 Within ten (10) days following the eighteen (18) month anniversary of the Closing Date, the parties shall cause the Deposit Agent to release to the Sellers, in accordance with each Seller’s Pro Rata Share, or among the Sellers as the Sellers shall collectively direct Purchaser in writing signed by each of the Sellers, any remaining portion of the Cash Holdback in excess of the product obtained by multiplying (a) the amount of the Unresolved Claims, by (b) the Cash Percentage.

2.6.2.4 Within ten (10) days following the eighteen (18) month anniversary of the Closing Date, the parties shall cause the Stock Escrow Agent to release to the Sellers, in accordance with each Seller’s Pro Rata Share, or among the Sellers as the Sellers shall collectively direct Purchaser in writing signed by each of the Sellers, any remaining portion of the Stock Holdback in excess of the product obtained by multiplying (a) the amount of the Unresolved Claims, by (b) the Stock Percentage.

4.            Section 2.4 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

2.4	Closing Account Balance and Apportionments.

2.4.1	The Sellers and the Purchaser hereby acknowledge that, at the date of Closing, certain cash will remain in the bank account set forth on Schedule 3.21 (“Bank Account”) (“Closing Account Balance”).

2.4.2
The Sellers shall use reasonable endeavours to ensure that the balance of the Bank Account is not less than US$200,000 (or such lower figure as the Purchaser has consented to, acting reasonably) in the period between Closing and 31 October 2020 or such later date as the Purchaser and the Sellers agree (“Post-Closing Period”).

2.4.3	The Sellers and the Purchaser further acknowledge that the Closing Account Balance is for the account of the Sellers, subject to Article 2.4.4.1.

2.4.4	All costs, expenses and outgoings of the Business:

2.4.4.1
which relate to any period of time before and up to the Closing Date, including any costs, expenses and outgoings of the Business that may be incurred after the Closing Date but that are attributable to the period of time before and up to the Closing Date, shall be borne and paid by the Sellers;

2.4.4.2	which relate to any period of time after the Closing Date shall be borne and paid by the Purchaser; and

2.4.4.3
which relate to a period which falls both before and after the Closing Date shall be apportioned on a time apportioned basis (based on the number of days in the relevant period) between the Purchaser and the Sellers but with the Closing Date itself apportioned on a 50/50 basis, and each party shall duly and promptly discharge its apportioned share of such costs, outgoings and expenses and where the Sellers have made payments which relate to the Purchaser’s apportioned period, such payment shall be treated as an adjustment to the Purchase Price.

2.4.5	All income or other amounts receivable in respect of the Business received after the Closing Date:

2.4.5.1
which relate to any period of time prior to and including the Closing Date, including any income or amounts receivable that may be invoiced after the Closing Date but that are attributable to the period of time before and up to the Closing Date, shall belong to and be payable to and enforceable by the Sellers, provided that until 31 October 2020 only, the amounts payable to the Sellers shall be payable to the Sellers only if they would not result in the balance of the Bank Account being less than US$200,000 and any such payments will be in amounts of not less than US$50,000;

2.4.5.2	which relate to any period of time after the Closing Date shall belong to and be payable to and enforceable by the Purchaser; and

2.4.5.3
which relate to a period of time which falls both prior to and after the Closing Date shall be apportioned on a time apportioned basis (based on the number of days in the relevant period but with the Closing Date itself shared on a 50/50 basis) between the Purchaser and Sellers and where income or other amounts receivable have been received by the Sellers at the Closing Date and which exceed its apportioned entitlement, it shall be treated as an adjustment to the Purchase Price, provided that this Section 2.4.5.3 shall not apply in respect of any amount in respect of Tax(es) received by one party and for which such party is required to account to a relevant Governmental Authority; and

2.4.5.4
each party shall account to the other for any such income or other amounts referred to at 2.4.5.3 as soon as practicable following receipt in cleared funds after the Closing Date, and in no event later than 90 days following Closing.  Each party shall cooperate with the other parties and provide all documentation reasonably necessary for the parties to provide a full and accurate accounting.

2.4.6
The Purchaser shall direct and procure that the Company transfers income due to the Sellers as a result of Article 2.4.5.1 or Article 2.4.5.3, less the costs referred to in Article 2.4.4.1 or Article 2.4.4.3, as the Sellers shall collectively direct Purchaser in writing signed by each of the Sellers:

2.4.6.1	subject to Article 2.4.5.1, at any time during the Post-Closing Period; or

2.4.6.2	at any time from the expiry of the Post-Closing Period.

5.           Except as expressly modified by this Amendment, all terms, conditions, and provisions of the Purchase Agreement shall remain unaltered, and the parties hereby ratify the Purchase Agreement, as amended hereby, and agree that the Purchase Agreement shall remain in full force and effect.

6.           This Amendment shall be governed by the Laws of the State of Delaware, without regard to the conflict of Laws principles thereof.

7.           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, each of the parties has executed this Amendment as of the Effective Date.

PURCHASER:

GALAXY GAMING, INC.

By:
Name:
Its:

LEGAL OWNER:

BOSTON NOMINEES LIMITED

By:
Name:
Its:

SELLERS:

PROGRESSIVE GAMES LICENSING LLC

By:
Name:
Its:

CHRIS REYNOLDS

SAM WILLIAMS

Signature Page to First Amendment to Membership Interest Purchase Agreement